EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
February 23, 2016	fcooper@tollbrothersinc.com

TOLL BROTHERS ANNNOUNCES RETIREMENT OF
VICE CHAIRMAN BRUCE E. TOLL FROM BOARD OF DIRECTORS

Horsham, PA, February 23, 2016 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced that Bruce E. Toll, Vice Chairman of the Board of Directors of Toll Brothers, has chosen to retire from its Board of Directors, effective on the date of the Company's annual meeting of stockholders, March 8, 2016.

In 1967, at the age of 23, Bruce Toll co-founded, with his brother Bob, what is now Toll Brothers, Inc. Begun as a local home building company in the Philadelphia suburbs, the Company went public in 1986 on the New York Stock Exchange and is now the largest luxury home building company in the United States. During its forty-nine years, the Company has won the National Housing Quality Award, been named America’s Best Builder, and been a two-time winner of the Professional Builder of the Year Award. In that time, the Company has expanded across the nation and delivered over 100,000 homes.

Douglas C. Yearley, Toll Brothers’ chief executive officer, stated: “Bruce’s business skill, financial acumen, and tremendous management capability, have been integral to growing Toll Brothers to our current position. Having been at the Company myself for nearly twenty-six years, I would like to express, on behalf of all Toll Brothers associates, gratitude to Bruce for his great contributions to the Company.”

Robert I. Toll, Toll Brothers’ executive chairman, stated: “When my brother Bruce and I started Toll Brothers nearly fifty years ago, we could never have dreamed that the Company would be what it is today. Bruce’s management strength is matched by an entrepreneurial drive that has enabled him to build a diverse business empire, encompassing investments in industries such as real estate, auto, energy, telecommunications, and healthcare. I thank Bruce for his tremendous contributions to Toll Brothers and wish him continued great success in his endeavors.”

Bruce E. Toll stated: “I am so proud of what Toll Brothers has accomplished in the last fifty years and appreciate the excellent work of all Toll Brothers associates during what has been an extraordinary journey.”